Exhibit 8.1

October 20, 2010

Board of Directors
German American Bancorp, Inc.
711 Main Street
Box 810
Jasper, Indiana  47546

Board of Directors
American Community Bancorp, Inc.
4424 Vogel Road
Evansville, Indiana 47715

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to German American Bancorp, Inc., an Indiana corporation (“German American”), in connection with the preparation of a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2010 (the “Registration Statement”), with respect to the Agreement and Plan of Reorganization (the "Agreement"), dated October 4, 2010 and effective as of January 1, 2011 by and among German American, German American Bancorp, an Indiana banking corporation (“German American Bancorp”), American Community Bancorp, Inc., an Indiana corporation (“American Community”), and Bank of Evansville, an Indiana banking corporation, including all exhibits attached thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. Under the terms of the Agreement, American Community shall merge with and into German American (the “Merger”).

In connection with our opinion, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of these opinions. We have also examined and relied on originals or copies, certified or otherwise authenticated to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other agreements, documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the material terms, conditions and other provisions of the Agreement and the Registration Statement and that the statements as to factual matters contained in the Agreement and the Registration Statement are true, correct and complete in all respects and will continue to be true, correct and complete through the Effective Time of the Merger, and that none of the material terms and conditions therein have been waived or modified. We have also assumed that the Registration Statement accurately describes the business operations and the anticipated future operations of German American and American Community, and that we will be asked to deliver an opinion prior to the Effective Time based on the facts, conditions and circumstances existing at that time. As to questions of fact material to our opinions, we have relied exclusively, without independent investigation, upon the statements and representations of German American and American Community, and our opinions are limited by the facts and circumstances as represented to and understood by us. In addition, our opinion is subject to the qualifications, conditions, and assumptions and the discussion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement.

For purposes of our opinion, we have assumed: (l) the genuineness of all signatures on the Agreement; (2) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents; (3) the due authorization, execution and delivery of the documents by all parties thereto; and (4) that the documents are legal, valid and binding as against all parties.

Based upon and subject to the foregoing, and subject to the qualifications, limitations and assumptions set forth in this letter, we are of the opinion that:

1.
The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) in which German American and American Community will each be a “party to a reorganization” within the meaning of Code Section 368(b); and

2.
The discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of American Community common stock who participates in the Merger.

The opinions set forth in this letter are limited to the foregoing United States federal income tax consequences of the Merger and are based solely on, and are limited to, the federal income tax laws of the United States of America. We express no opinion as to any other federal laws, or any foreign, state or local laws, and we express no opinion as to any federal, state or other tax consequences of any other aspects of the Merger that are not specifically covered above.

We assume no obligation to update our opinions for any deletions, additions or modifications to any laws applicable to the Merger subsequent to the date hereof. The opinions expressed herein are matters of professional judgment and are not a guarantee of results. The opinions expressed in this letter are solely for the benefit of the addressees hereof in connection with the transactions provided for in, or contemplated by, the Agreement, and may not be used for any other purpose or otherwise distributed to or relied upon by any person. Except for reproductions for inclusion in transcripts of the documentation relating to the Registration Statement and the Agreement, these opinions may not be quoted or reproduced, in whole or in part, in any other document without our prior written consent.

  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Material U.S. Federal Income Tax Consequences”  in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ICE MILLER LLP